Exhibit 23.1

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We have issued our reports dated December 13, 2002 accompanying the consolidated financial statements of Irvine Sensors Corporation appearing in the 2002 Annual Report of the Company to its shareholders and accompanying the schedule included in the Annual Report on Form 10-K for the year ended September 29, 2002 which are incorporated by reference in this Registration Statement and Prospectus. We consent to the incorporation by reference in the Registration Statement and Prospectus of the aforementioned reports and to the use of our name as it appears under the caption “Experts.”

/s/ GRANT THORNTON LLP

Irvine, California

October 23, 2003